Exhibit 107

Calculation of Filing Fee Table

Form F-1

Form Type

MediWound Ltd.

(Exact Name of Registrant as Specified in its Charter

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	Ordinary Shares, NIS 0.01 par value per share (3)	457(c)	28,153,058	$1.405	$39,555,046.50	.0001102	$4,358.97
	Total Offering Amounts					$39,555,046.50
	Total Fees Previously Paid
	Total Fee Offsets
	Net Fee Due							$4,358.97

(1) Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the ordinary shares being registered hereunder include such indeterminate number of ordinary shares as may be issuable with respect to such ordinary shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) promulgated under the Securities Act, based upon the average of the high ($1.47) and low ($1.34) prices of the ordinary shares as reported on the Nasdaq Global Market on November 7, 2022.

(3) Comprised of (i) 9,853,058 Pre-Funded Warrant Shares (as defined in the Registration Statement), (ii) 9,853,058 Series A Warrant Shares (as defined in the Registration Statement), (iii) 7,575,513 RD Warrant Shares (as defined in the Registration Statement) and (iv) 871,429 Wainwright Warrant Shares (as defined in the Registration Statement).

Table 2: Fee Offset Claims and Sources

Not applicable.

Table 3: Combined Prospectuses

Not applicable.